Exhibit 4.3

BRYN MAWR BANK CORPORATION

RESTRICTED STOCK AGREEMENT

(INDUCEMENT GRANT FOR NEW EMPLOYEES)

Grantee:

Date of Grant:

Number of Shares:

End of Restricted Period:	No Restricted Period for 25% of the Shares for 25% of the Shares for 25% of the Shares for 25% of the Shares

AGREEMENT, dated as of the Date of Grant set forth above by and between BRYN MAWR BANK CORPORATION (the “Corporation”) and the Grantee named above (the “Grantee”).

1. Inducement Award. The grant of shares pursuant to this Agreement is intended to qualify as an “inducement award” within the meaning of Nasdaq Listing Rule 5635(c)(4), and shall be interpreted to conform thereto, and is not made under the Bryn Mawr Bank Corporation 2010 Long Term Incentive Plan (the “Plan”) as approved by the Board of Directors of the Corporation on February 26, 2010 and by the Corporation’s shareholders on April 28, 2010. However, with the exception of the restriction period rules of Section 6.1 of the Plan, this Agreement and the shares granted hereunder shall be subject to the terms of the Plan as if they had been awarded under the Plan. Except as otherwise specified herein, all capitalized terms used in this Agreement shall have the meanings given to them in the Plan. The term “Corporation” as used in this Agreement with reference to employment shall include employment with any Subsidiary of the Corporation.

2. Grant of Restricted Stock.

a. Subject to the terms and conditions of the Plan and this Agreement, the Corporation’s Compensation Committee (“Compensation Committee”) hereby grants to the Grantee 25% of the number of shares of its Common Stock set forth above (rounded up to the next whole number of shares), which shares shall not be subject to any restrictions and shall be immediately vested (the “Unrestricted Stock”), and the balance of the number of shares of its Common Stock set forth above, which shall shares shall be subject to the restrictions set forth herein and the Plan (the “Restricted Stock”).

b. Upon execution of this Agreement by the Grantee, the Corporation will cause the issuance of the Unrestricted Stock to Grantee subject to the terms and conditions of this Agreement, and the Restricted Stock to Grantee subject to the terms and conditions of this Agreement and the Plan. Restricted Stock (and any dividends earned thereon) will be held by the Secretary of the Corporation as escrow agent (“Escrow Agent”). The certificate or certificates representing such shares of Restricted Stock (and any dividends earned thereon) will not be delivered by the Escrow Agent to the Grantee unless and until and only to the extent the shares of Restricted Stock are vested and all other terms and conditions in this Agreement have been satisfied. The Escrow Agent may, in its discretion, elect to enter into alternative arrangements for the escrow of the shares of Restricted Stock if, in the Escrow Agent’s discretion, such shares are issued in book entry form.

c. If a book entry system is used with respect to the issuance of Restricted Stock, appropriate notations of forfeiture possibility and transfer restrictions will be made on the system with respect to the account or accounts to which the Restricted Stock are credited.

d. Upon vesting of the Restricted Stock and satisfaction of all of the other terms and conditions in this Agreement, the Corporation will cause replacement stock certificate(s) without the restrictive legend referred to in subsection 2 (c) above to be issued and delivered to Grantee as soon as practicable.

3. Terms and Conditions. The Grant is subject to the following terms and conditions:

a. Restricted (Vesting) Period. The period of time during which the transfer of shares of Restricted Stock is (i) with respect to 1/3rd of the Restricted Stock (rounded up to the next whole number of shares), from the date of this Agreement through May 14, 2013, (ii) with respect to another 1/3rd of the Restricted Stock (rounded up to the next whole number of shares), from the date of this Agreement through May 14, 2014, and (iii) with respect to the balance of the Restricted Stock, from the date of this Agreement through May 14, 2015 (each of the periods set forth in clauses (i), (ii) and (iii) is, as to the corresponding portion of the Restricted Stock, the “Restricted Period”).

The time period restriction will lapse and Restricted Stock will vest upon expiration of the applicable Restricted Period but only if the Grantee remains continuously employed by the Corporation through the end of that Restricted Period or as otherwise provided herein.

b. Prohibition Against Sale, Assignment, Etc. Unvested Restricted Stock may not be sold, assigned or transferred, except by Will or by the laws of descent and distribution, and may not be pledged, hypothecated or otherwise encumbered.

c. Rights as a Shareholder. Grantee will have all of the rights and privileges of a shareholder with respect to the Restricted Stock including, but not limited to, the right to vote the Restricted Stock; provided, however, that all such rights and privileges will cease immediately upon any forfeiture of unvested Restricted Stock.

d. Dividends. At the time of delivery of the Restricted Stock pursuant to paragraph 2. e. above, the Corporation shall also pay to Grantee an amount equal to the aggregate amount of all dividends paid by the Corporation between May 15, 2012 and the date of such delivery with respect to the number of shares of Restricted Stock so delivered or issued, less an amount equal to the Corporation’s federal, state and local or other income and employment tax withholding obligations with respect to the income recognized by the Grantee as a result of such payment.

4. Forfeiture.

a. Forfeiture. All Restricted Stock that has not vested at the end of the Restricted Period in accordance with subsection 3 (a) hereto shall be forfeited in its entirety and automatically transferred to and reacquired by the Corporation at no cost to the Corporation. Grantee hereby appoints the Escrow Agent as Grantee’s attorney-in-fact with irrevocable power and authority to take any action and execute all documents, including stock powers, which may be necessary to transfer the unvested Restricted Stock to the Corporation upon determination of forfeiture.

b. Forfeiture of Unvested Restricted Stock and Payment to the Corporation for Unrestricted Stock and Vested Restricted Stock If Grantee Engages in Certain Activities. The provisions of this subsection 4 (b) will apply to all Unrestricted Stock and Restricted Stock granted to Grantee hereunder. If, at any time during any Restricted Period, or (ii) two (2) years after termination of Grantee’s employment with the Corporation, Grantee engages in any activity inimical, contrary or harmful to the interests of the Corporation including, but not limited to (A) conduct related to Grantee’s employment for which either criminal or civil penalties against Grantee may be brought, (B) violation of the Corporation’s policies including, without limitation, the Corporation’s insider trading policy, (C) soliciting of any customer of the Corporation for business which would result in such customer terminating their relationship with the Corporation; soliciting or inducing any individual who is an employee or director of the Corporation to leave the Corporation or otherwise terminate their relationship with the Corporation, (D) disclosing or using any confidential information or material concerning the Corporation, or (E) participating in a hostile takeover attempt, then (x) all shares of Restricted Stock that have not vested effective as of the date on which Grantee engages in such activity, unless terminated sooner by operation of another term or condition of this Agreement or the Plan, shall be forfeited in their entirety and automatically transferred to and acquired by the Corporation at no cost to the Corporation, and (y) for the Unrestricted Stock and any Restricted Stock which has vested and been delivered to Grantee, the Grantee shall pay to the Corporation the market value of the Unrestricted Stock and Restricted Stock on the date of the grant or the day Grantee engages in such activity, whichever is greater. The term “confidential information” as used in this Agreement includes, but is not limited to, records, lists, and knowledge of the Corporation’s clients, methods of operation, processes, trade secrets, methods of determination of prices, prices or fees, financial condition, profits, sales, net income, and indebtedness, as the same may exist from time to time.

c. Right of Setoff. By accepting this Agreement, Grantee consents to the deduction, to the extent permitted by law, from any amounts that the Corporation owes Grantee from time to time (including amounts owed to Grantee as wages or other compensation, fringe benefits, or paid time-off pay, as well as any other amounts owed to Grantee by the Corporation), the amounts Grantee owes the Corporation under subsection 4(b) above. Whether or not the Corporation elects to make any setoff in whole or in part, if the Corporation does not recover by means of setoff the full amount Grantee owes it, calculated as set forth above, Grantee agrees to immediately pay the unpaid balance to the Corporation.

d. Compensation Committee Discretion. Grantee may be released from Grantee’s obligations under subsections (b) and (c) of this section 4 only if the Compensation Committee, or its duly appointed agent, determines in its sole discretion that such action is in the best interest of the Corporation.

5. Death, Disability or Retirement. In the event the Grantee shall cease to be an employee by reason of: normal or late retirement, early retirement or a transfer of the Grantee in a spinoff with the consent of the Compensation Committee; or death, or total and permanent disability as determined by the Compensation Committee, then the time restrictions on a fraction of Grantee’s outstanding Restricted Stock will lapse and such Restricted Stock shall become vested and any Restricted Stock not previously distributed shall be distributed to the Grantee. The numerator of such fraction with respect to the Restricted Stock shall be the number of months that have elapsed in the Restricted Period prior to the death, disability or retirement of the Grantee and the denominator shall be the number of months in the Restricted Period. All Restricted Stock which does not vest as provided in this section 5 shall be forfeited and automatically transferred to and reacquired by the Corporation at no cost to the Corporation.

6. Termination. If the Grantee terminates the Grantee’s employment or if the Corporation terminates the Grantee’s employment with or without Cause, any shares of Restricted Stock subject to a Restricted Period shall automatically be forfeited and transferred to and reacquired by the Corporation at no cost to the Corporation.

7. Change of Control. In the event of a Change of Control, restrictions on a fraction of Grantee’s outstanding Restricted Stock will lapse and any Restricted Stock not previously distributed shall be distributed within ten days after the Change of Control. The numerator of such fraction shall be the number of months that have elapsed in the Restricted Period prior to the Change in Control and the denominator shall be the number of months in the Restricted Period. Any Restricted Stock which is not vested as provided in this Section 7 shall be forfeited and automatically transferred to and reacquired by the Corporation at no cost to the Corporation.

8. Change Adjustments. The Compensation Committee shall make appropriate adjustments to give effect to adjustments made in the number of shares of the Corporation’s common stock through a merger, consolidation, recapitalization, reclassification, combination, spinoff, common stock dividend, stock split or other relevant change as the Compensation Committee deems appropriate to prevent dilution or enlargement of the rights of the Grantee. Any adjustments or substitutions pursuant to this section shall meet the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and shall be final and binding upon the Grantee.

9. Compliance with Law and Regulations. The grant of shares of Unrestricted Stock and Restricted Stock shall be subject to all applicable federal and state laws, the rules and regulations and to such approvals by any government or regulatory agency as may be required. The Corporation shall not be required to register any securities pursuant to the Securities Act of 1933, as amended, or to list such shares under the Stock Exchange in which the common shares of the Corporation may then be listed, or to take any other affirmative action in order to cause the issuance or delivery of the Unrestricted Stock and Restricted Stock to comply with any law or regulation of any governmental authority.

10. Notice. Any notice which either party hereto may be required or permitted to give to the other shall be in writing, and may be delivered personally or by mail, postage prepaid, addressed as follows: to the Corporation, Attention: Corporate Secretary, at its office at 801 Lancaster Avenue, Bryn Mawr, PA 19010 or to the Grantee at her/his address on the records of the Corporation or at such other addresses as the Corporation, or Grantee, may designate in writing from time to time to the other party hereto.

11. Employment. Neither the action of the Corporation or the shareholders, nor any action taken by the Compensation Committee under the Plan nor any provisions of this Agreement shall be construed as giving to the Grantee the right to be retained as an employee of the Corporation.

12. Payment of Taxes. The Corporation may require, as a condition precedent to the issuance of Unrestricted Stock and Restricted Stock or the release from the escrow established under section 2 above, that appropriate arrangements be made for the withholding of any applicable federal, state and local taxes of any kind required by law to be withheld with respect to any grant or any issuance or release from escrow of Restricted Shares. The Corporation and any of its subsidiaries including, without limitation, The Bryn Mawr Trust Company, to the extent permitted or required by law, shall have the right to deduct from any payment of any kind (including retainer or director fees) otherwise due to an Grantee any federal, state or local taxes of any kind required by law to be withheld with respect to any Unrestricted Stock or Restricted Stock or dividends thereon, or to retain or sell, without notice, a sufficient number of the Unrestricted Stock and Restricted Stock to be delivered to such Grantee to cover any such taxes, provided that the Corporation shall not sell any Unrestricted Stock or Restricted Stock if such sale would be considered a sale for purposes of Section 16 of the Securities Exchange Act of 1934, as amended.

13. Incorporation by Reference. This Restricted Stock Award is granted pursuant and subject to the terms and conditions of the Plan except as described in Section 1 above, the provisions of which are incorporated herein by reference. If any provision of this Agreement conflicts with any provision of the Plan in effect on the Date of Grant, the terms of the Plan shall control. This Agreement shall not be modified after the Date of Grant except by written agreement between the Corporation and the Grantee; provided, however, that such modification shall (a) not be inconsistent with the Plan, and (b) be approved by the Committee.

14. Severability. If any one or more of the provisions contained in this Agreement are invalid, illegal or unenforceable, the other provisions of this Agreement will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

15. Compliance with Internal Revenue Code Section 409A. It is the intention of the parties that the Restricted Stock and the Agreement comply with the provisions of Section 409A of the Code to the extent, if any, that such provisions are applicable to the Agreement and the Agreement will be administered by the Compensation Committee in a manner consistent with this intent. If any payments or benefits may be subject to taxation under Section 409A of the Code, Grantee agrees that the Compensation Committee may, without the consent of Grantee, modify this Agreement to the extent and in the manner that the Compensation Committee deems necessary or advisable or take any other action or actions, including an amendment or action with retroactive effect that the Compensation Committee determines is necessary or appropriate to exempt any payments or benefits from the application of Section 409A or to provide such payments or benefits in the manner that complies with the provisions of Section 409A such that they will not be taxable thereunder.

16. Section 83(b) Election. The Grantee acknowledges that an election under Section 83(b) of the Code may be available to the Grantee for federal income tax purposes and that such election, if desired, must be made within thirty days of the date of this Agreement. The Grantee acknowledges that whether Grantee makes such election is the responsibility of the Grantee, and not the Corporation, and that the Grantee should consult the Grantee’s tax advisor with respect to the election and all other tax aspects associated with this Agreement. The Grantee may make the election as to any or all of the Restricted Stock.

17. Choice of Law. The provisions of this Agreement shall be construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the conflict of law provisions of any jurisdiction.

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed by a duly authorized officer, and the Grantee has hereunto set his/her hand and seal, effective as of the Date of Grant set forth above.

BRYN MAWR BANK CORPORATION

By:
Name:
Title:

(Signature of Grantee)

(Print Name of Grantee)

(Address of Grantee)